Exhibit 10.73

MANAGING DIRECTOR’S SERVICE CONTRACT

Managing Director’s Service Contract between Pinnacle Systems GmbH, hereinafter the “Company” represented by the shareholders’ meeting, the latter represented by Arthur D. Chadwick and George Blinn, hereinafter the “Managing Director”.

1.	Appointment, Power of Attorney.

1.1 He shall always represent the Company jointly with another managing director or “Prokurist”.

2.	Management Duties.

2.1 The Managing Director shall be entitled and obliged to represent the Company and to manage its business in accordance with all applicable laws and statutory regulations, the articles of association, the rules of administration, if any, as well as the provisions of this Contract. He is also bound by shareholders’ resolutions.

2.2 The Managing Director shall be responsible for all measures taken in the day-to-day running and the development of the business of the Company.

For all matters exceeding the day-to-day running of the business of the Company, the Managing Director shall require the prior consent of the shareholders’ meeting.

Appendix 1 hereto contains a list of measures which will always need the prior approval of the shareholders’ meeting. This list may be adapted or altered by the shareholders’ meeting from time to time.

2.3 The Managing Director shall report to Mark Sanders on a regular basis regarding the business of the Company.

2.4 The Managing Director shall manage the business of the Company with the care and diligence of a prudent businessman and shall faithfully perform the duties entrusted to him by law, by the articles of association or by this Contract. He shall be obliged to serve and promote the business of the Company to the best of his ability; for this purpose he shall place all his knowledge and ability as well as his entire working capacity at the disposal of the Company. The Managing Director is prohibited from carrying out any paid activity for a third party, including, in particular any activity on behalf of Norddeutsche Landesbank or any other bank creditor of Miro computer products AG, Korean Data Services or Miro Computer Products AG or any subsidiary thereof unless such activity is approved by the Company in writing in advance. However, it is understood that Mr. Blinn will perform certain duties for Miro AG and subsidiaries during the period of this contract and will not receive ongoing or future compensation for such duties. Prior written consent is also necessary for the acceptance of all positions on supervisory, advisory or administrative boards or similar bodies as well as honorary positions.

2.5 Subject to the provisions of this Contract and in particular subject to his responsibility for the day-to-day running and the development of the business of the Company, the Managing Director shall during his employment under this Contract perform such duties and exercise such powers as the Company may from time to time assign to him in connection with the business of the Company or other affiliated companies.

3.	Remuneration.

3.1 As remuneration for his services as Managing Director of the Company, the Managing Director shall receive for the duration of his employment a basic fixed annual gross salary of:

DM 300.000, (in words: Three Hundred Thousand deutschmarks).

The basic gross salary shall be paid in twelve equal installments at the end of each calendar month after deduction of tax and the social security contributions payable thereon.

4.	Expenses.

4.1 The Company shall reimburse the Managing Director or procure the reimbursement of all reasonable traveling, hotel or other expenses exclusively and necessarily incurred by him in or connected with the performance of his duties in accordance with this Contract provided that the Managing Director evidences such expenses in accordance with customary practice and as required under German tax law.

4.2 Any wage tax imposed on contributions in cash or in kind or on other benefits made available by the Company or incurred by the Company, including, without limitation, taxes on the private use of the company car, shall be borne by the Managing Director himself.

5.	Payment of Remuneration in Case of Sickness, Inability to Work, or Death.

5.1 Should the Managing Director be prevented from the performance of his duties due to illness or other reasons beyond his control, he shall receive a contribution to the cash benefits of his legal health insurance scheme or substitutional social health insurance scheme for a duration of six months which together with the regular contributory sickness benefits will correspond to the amount of his net remuneration according to clause 3.1. In the case of privately insured persons, the benefits of the legal health insurance scheme will be taken as a basis.

5.2 Should the Managing Director be entitled to claim compensation from a third party, then he will assign such claims to the Company up to the amount which the Company continued to pay him as remuneration.

5.3 Should the Managing Director die during the term of this Contract, his widow will receive the remuneration according to Clause 3.1 for the month during which the death occurred and the three following months.

6.	Holidays.

6.1 The Managing Director is entitled to annual holiday entitlement of 25 working days. Working days are all calendar days which are neither Saturdays, Sundays nor public holidays at the place of business of the Company.

6.2 The holiday shall be taken at a time which is without prejudice to the Company’s business. The Managing Director shall make the necessary arrangements to secure a continued and proper management during his absence.

6.3 Unless otherwise agreed in writing, the holiday entitlement for each calendar year must be taken before the end of March of the following calendar year, provided that the Managing Director has not been prevented from taking his holiday entitlement on the instructions of the shareholders of the Company. There shall be no claim for cash compensation in respect of holidays not taken in due time.

7.	Confidentiality.

7.1 The Managing Director agrees that, otherwise than in the performance of his duties hereunder, during the term of this Agreement and thereafter not to, directly or indirectly, make use of or divulge to any person, firm, corporation, legal entity or business organization, and he shall use his best efforts to prevent the publication or disclosure of any confidential information or information protected by copyright concerning the business, accounts or finances or business methods of the Company or its affiliates, or of the dealings, transactions or affairs of the Company or its affiliates or any of their respective customers which have come to his knowledge during his employment with the Company.

7.2 The Managing Director agrees that upon the termination of this Contract he will return to the Company all documents, papers, materials, and other property of the Company or its affiliates, which relate to their business affairs, which are at that time in his possession or under his control.

8.	[Blank]

9.	Term of Agreement.

9.1 The term of this Contract shall commence on September 1, 1997. This Contract will end with the expiration of two years without the requirement of termination by either party.

9.2 The statutory right to terminate this Contract immediately for good cause shall remain unaffected.

9.3 Any termination must be made in writing.

9.4 This Contract shall expire in any case at the end of the month during which the Managing Director reaches his 65th year of age or during which an occupational disability is discovered.

9.5 If valid notice of termination has been given, the Company shall be authorised to suspend the Managing Director at any time from his management functions and to revoke his appointment as managing director of the Company as well as the withdrawal of any other powers and authorities vested in him. In this event the Managing Director shall immediately return to the Company the company car as well as all records and documentation referred to under Clause 8.2 above. The Managing Director shall also be obliged to return the company car to the Company after an inability to work of more than one month.

10.	Special Duties upon Termination.

Upon termination of the employment agreement, the Managing Director shall be required to place at the disposal of the Company all memberships in any supervisory, advisory or administrative boards or similar bodies as well as honorary positions, accepted during the term of this Contract at the request of or in the interest of the Company or its affiliates.

11.	Miscellaneous.

11.1 This Contract contains the entire understanding between the parties and replaces all previous agreements and arrangements, if any, relating to the employment of the Managing Director by the Company or any affiliated companies, which shall be deemed to have been terminated by mutual consent. Amendments or supplements to this Contract must be made in writing in order to be valid.

11.2 Should any provision of this Contract be or become void, invalid or unenforceable, in whole or in part, the validity and enforceability of the other provisions shall not be affected thereby. The parties agree that the void, invalid or unenforceable provision shall be substituted by a valid and enforceable provision which shall reflect the economic purpose of this Contract insofar as this is legally permissible. The same shall apply in the event there should be a gap in this Contract which requires a supplementary provision.

11.3 This Contract is governed by the laws of the Federal Republic of Germany and will come under the jurisdiction of the Federal Republic of Germany. In case of doubt, the German version of this Contract will prevail.

11.4 All notices given by the Managing Director concerning this Contract must be given to the shareholders’ meeting.

Date: August 29, 1997

/S/ GEORGE BLINN
George Blinn

/S/ ARTHUR CHADWICK
Arthur Chadwick Pinnacle Systems, GmbH

APPENDIX 1

List of measures exceeding the day-today running of the business of Pinnacle Systems (“the Company”).

The following measures exceed the day-to-day running of the business of the Company and therefore require the consent of the shareholders’ meeting prior to their execution:

1.	Production of the annual financial and investment plan.

2.	Investments and loans exceeding the annual financial and investment plan by more than 10%.

3.	The sale or closing down of a business operation or part of a business operation or the abandonment of a material field of activity.

4.	The establishment, acquisition or sale of enterprises or equity interests in an enterprise as well as the setting up or closing of branch offices.

5.	The acquisition, sale or encumbrance of real estate and equivalent rights.

6.	The grant of commercial powers of representation, including joint commercial powers of representation.

7.	The grant of employer’s pension commitments.

8.	The admission and termination of silent partners.

9.	The undertaking of guarantees.

10.	The conclusion of loan agreements and the recourse to or the grant of credit insofar as it exceeds DM in any particular case, with the exception of customer or suppliers’ credit within the ordinary course of business.

11.	The exercise of Managing Director’s rights concerning holding companies.